23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-effective Amendment No. 1 to Registration Statement (Form S-3/A dated November 6, 2008) pertaining to the WGNB Corp. Direct Stock Purchase and Dividend Reinvestment Plan of our report dated March 28, 2008 relating to our audits of the consolidated financial statements, which appear in the Annual Report (Form 10-K) of WGNB Corp. and subsidiary for the year ended December 31, 2007.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

 /s/ Porter Keadle Moore, LLP

Atlanta, Georgia
November 6, 2008